Exhibit 16.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 29, 2009

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated September 24, 2009 of Green Star Alternative Energy, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our review of their interim financial statements for the quarter ended June 30, 2009, for which we had a going concern paragraph in the Review Report. We cannot confirm or deny that the appointment of Chang G. Park, CPA was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Regarding item 4.02, we have not seen documentation supporting the treatment of the wind sensors as assets rather than expenses.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

CC:	U.S. Securities & Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 202-551-5300 Phone 202-772-9252 Fax

Seale and Beers, CPAs	PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501